Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated March 27, 2015, relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), as of and for the years ended December 31, 2014 and 2013, included in or made part of this Registration Statement on Form S-8.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

September 14, 2015